Exhibit 99.2

QT IMAGING HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE THREE-MONTH PERIOD ENDED JUNE 30, 2025

		Pro Forma
	As Filed	Adjustment		Pro Forma
Revenue	$3,659,414	$—		$3,659,414
Cost of revenue	1,832,337	—		1,832,337
Gross profit	1,827,077	—		1,827,077
Operating expenses:
Research and development	900,694	—		900,694
Selling, general and administrative	1,969,362	—		1,969,362
Total operating expenses	2,870,056	—		2,870,056
Loss from operations	(1,042,979)	—		(1,042,979)
Other expense, net	9,498	—		9,498
Change in fair value of warrant liability	(2,796,350)	2,796,350	(3)	—
Change in fair value of earnout liability	210,000	(210,000)	(4)	—
Interest expense, net	(378,902)	70,904	(2)	(307,998)
Loss before income tax expense	(3,998,733)	2,657,254		(1,341,479)
Income tax expense	2,782	—		2,782
Net loss and comprehensive loss	$(4,001,515)	$2,657,254		$(1,344,261)

Net loss per share - basic and diluted	$(0.42)	$0.32		$(0.10)
Weighted-average number of common shares used in computing net loss per common share	9,450,858	4,040,298	(1)	13,491,156

(1)    On September 30, 2025, we entered into a Securities Purchase Agreement, (the “Securities Purchase Agreement”), by and between the Company, on the one hand, and certain accredited investors and qualified institutional buyers, led by Sio Capital Management, LLC, on the other hand, (together, the “Purchasers”) for a private placement (the “Private Placement”) of securities. At the closing of the Private Placement (the “Closing”) on October 3, 2025, the Company issued (i) 2,232,243 shares (the “Shares”)of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); (ii) Subscription Warrants (the “Subscription Warrants”) with a term of five years from the initial exercise date to purchase up to an additional 4,040,272 shares of Common Stock; and (iii) 5,424,083 pre‑funded warrants to purchase up to an additional1,808,055 shares of Common Stock, exercisable any time after its issuance (the “Pre-Funded Warrant” and together with the Subscription Warrant, the “Warrants”, and the Warrants together with the Shares, the “Securities”) (all of such shares issuable upon exercise of the Warrants, the “Warrant Shares”). The purchase price of each Share was$4.50 (the “Per Share Purchase Price”) and the purchase price for each Pre‑Funded Warrant was $4.4997 (the “Per Pre-Funded Warrant Purchase Price”). Both of these amounts were paid by the Purchasers at the Closing. The aggregate gross proceeds to the Company from the Private Placement was approximately $18,180,655, before deducting the offering expenses payable by the Company, which expenses consist solely of legal fees and the amounts provided for pursuant to the Placement Agency Agreement (the “Placement Agency Agreement”). The pro forma adjustment reflects the accounting treatment of the Private Placement as if it closed on January 1, 2024.
(2)    Non-cash interest expense is the amortization of the discount on the Lynrock Lake Note, which will result in the accretion of the Note to its par value at its maturity date. Since it was a non-cash item and does not impact the burn rate, it is being added back during the period.
(3)    The warrant liability is adjusted to fair value each quarter. Since it is a non-cash item and does not impact the burn rate, it is being added back during the period.
(4)    The earnout liability, which is related to the Business Combination Agreement dated December 8, 2022, as amended in September 2023, is adjusted to fair value each quarter. Since it is a non-cash item and does not impact the burn rate, it is being added back during the period.

The pro forma adjustments and resulting unaudited pro forma condensed consolidated statement of operations and comprehensive loss have not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). As stated above, we have prepared these adjustments to reflect the accounting treatment that would have occurred if (i) we had not incurred the non-cash interest expense, change in fair value of warrant liability, and change in fair value of earnout liability, and (ii) the Private Placement had closed on January 1, 2024. We believe that this non-GAAP presentation provides useful information to understand our cash burn rate.